15 August 2000


Via facsimile: 503-646-9971

C.C. CROWS PUBLICATIONS INC.
P.O. Box 25749
Portland, Oregon
97298-0749

Attention: Mr. Frank Vetorino

Dear Sirs:

         Re:      Letter of Intent
                  C.C. CROWS PUBLICATIONS INC. (the "Company" or "Crows")

We write to confirm our intent to acquire all of the issued and outstanding share capital of Crows on and subject to the following terms and conditions:

Share Purchase Agreement

1. Frank Vetorino (the "Vendor") shall sell all of the issued and outstanding capital stock in the Company (the "Crows Shares") to forestindustry.com, Inc. or its wholly owned subsidiary ("Forest") on a date (the "Closing Date") to be determined by agreement between the parties hereto, which date shall, in any event, occur on or before December 31, 2000 unless extended by agreement between the parties hereto. Vendor represents that he owns, or will own by the Closing Date, all of the outstanding capital stock of Crows.

Consideration for Capital Stock

2. In consideration for all of the capital stock of Crows on the Closing Date Forest will pay to the Vendor the aggregate sum of US$330,000 (the "Cash Purchase Price") in cash, and will issue to Vendor 400,000 shares of common stock of Forest as set forth in the following paragraph (the "Common Stock Price").

Issuance of Common Stock

3. The number of Forest common shares to be issued will be four hundred thousand shares (400,000). The Forest common shares to be issued shall be subject to restrictions on transfer under applicable regulations of the U.S. Securities and Exchange Commission and state law. Frank Vetorino shall have piggyback rights to register such shares for a period of two years. The definitive Share Purchase Agreement shall contain all provisions necessary to describe the procedure for, and insure, compliance with all U.S. and Canadian securities laws and regulations.


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Deposit

4. The Company or its agent shall hold the Common Stock Price in escrow until the Closing Date as per the Escrow Instructions attached hereto as Exhibit
     I. The shares shall be issued in the following denominations; 125,000 and 275,000. The shares representing 125,000 common shares shall be issued and delivered to the Vendor's agent following the date of this Agreement within a reasonable time frame and shall be held by the Vendor's agent as a non-refundable deposit towards the total Common Stock Price. Upon delivery of the cash purchase price and the remaining 275,000 common shares at Closing, the Vendor will deliver the Crows Shares to Forest. In the interim, both parties will endeavour to fulfil all representations in this letter of intent. Forest shall have the right to rescind this agreement without cause at anytime by providing written notification to Vendor and Vendor's agent, in which case Vendor shall be entitled to keep the 125,000 common shares. Vendor represents that he owns, or will own by the Closing Date, all of the issued and outstanding share capital of Crows and that there are no outstanding options, warrants or other rights to acquire the capital stock of Crows.

Employment Agreement

5. Forest intends to enter into employee agreements with the following employees, Dr. Sam Sherrill, Ken Tennefoss and Steve Allen. Vendor will assist Forest in entering into these employment agreements. The Employment Agreements shall have a three year term, shall contain an option in favour of Forest to renew for an additional two year term, and shall:

     (a)  contain  industry   standard   non-disclosure,   confidentiality   and
          non-competition/non-circumvention clauses;

     (b) provide for the annual cash compensation by Forest in the amount that is currently provided by Crows, with provision for an annual review consistent with Forest's internal policies; and

     (c) provide for the issuance of stock options (the "Options") to purchase the common stock of Forest pursuant to the Forest Amended 2000 Stock Option Plan. The number of common shares to be subject to such options shall be determined by management based on the internal compensation plan.

Conditions Precedent

6.       The  Vendor   agrees  that  Forest's   obligation  to  consummate   the
         transaction contemplated by this letter of intent is expressly subject to the following conditions precedent:

     (a) Forest having conducted a satisfactory due diligence review of Crows and the assets of Crows, which due diligence review shall include but shall not be limited to a review of the tax consequences to Forest of the acquisition, the corporate records of Crows as well as all searches normally conducted of government registries, taxation offices and credit agencies. Crows further agrees to provide all consents required by Forest, acting reasonably, in order to facilitate such searches; access to records of current accounts payable and accounts receivable of Crows; and copies of all documents relating to indebtedness of Crows.

     (b) Execution of a definitive Share Purchase Agreement between Forest, Crows, and Frank Vetorino, in form and substance acceptable to counsel to all parties. Such definitive agreement shall contain representations and warranties from Vendors and Forest typical of similar transactions.

     (c) Execution of Employment Agreements and the granting of stock options to each employee, the number of common shares of Forest to be subject to such options to be agreed upon prior to the Closing Date and based on standard internal policies.

     (d) Evidence of the conversion of all outstanding debt of Crows into common shares.

     (e) The execution and delivery by Frank Vetorino, as lessor, and Forest, as lessee, of a "triple net" lease for the premises located at 9550 SW Beaverton Hillside Highway, Beaverton, Oregon, 97005 (the "premises"), in form and substance satisfactory to counsel to both parties (the "Lease"). The initial term of the Lease shall be one (1) year, with an option to renew for one year terms up to a total term of five (5) years. The lessee shall have the right to sublease all or part of the premises with the consent of the lessor. Base rent for the premises shall be $3,500 per month, payable on the first of each month, in advance. Base rent shall be adjusted annually based upon the increase in the CPI for the Portland Metropolitan Statistical Area. Forest acknowledges that a portion of the premises is currently leased to another tenant on a month-to-month basis, and agrees to sublease that portion of the premises to the tenant at the tenant's current monthly rent for a reasonable period of time if requested by the tenant.

     (f)  Evidence  of  an  insurance   policy  that  covers  the  property  and
          liabilities of Crows.

     (g) Crows providing to Forest for the inclusion in the Share Purchase Agreement all exhibits and documents requested including, but not limited to, copies of all subscribers to Crows services, accounts payable, articles of incorporation and bylaws.

     (h) The resignation of the directors and officers of Crows on the Closing Date and the appointment of Joe Perraton, President of Forest as the sole director and officer of Crows.

     (i) The completion, at Forest's expense, of two year audited financial statements of Crows by an independent public chartered accountant and review of same by the Board of Directors of Forest.

     (j)  The approval of the Board of Directors of Forest.

     (k) Vendor's ability at the Closing Date, to transfer title to all of the issued and outstanding Crows shares free and clear of any liens, claims, charges or encumbrances and not subject to any agreement, option or right to purchase such common stock.

     (l) Forest obtaining sufficient capital to fund the cash costs of the proposed purchase of the common stock of Crows.

     (m)  Representation by Vendors that to the best of their knowledge:

          1. there are no liabilities of Crows, contingent or otherwise, which are not disclosed or reflected in the audited financial statements (as described in 5(i) above), in schedule provided at the Closing, or in the Company's tax returns.

          2. Crows has good and marketable title to all their properties and assets.

          3. all tax returns and reports of Crows required by law to be filed by the Closing Date have been filed and are substantially true, complete and correct.

          4. absence of any material adverse changes in the business of Crows from the date of this letter to the Closing Date.

7. Forest agrees that Vendors obligation to consummate the transaction contemplated by this letter of agreement is expressly subject to the following conditions precedent:

          1. written confirmation of access by Forest to sufficient capital to fund the cash costs of the purchase of the common stock in a form acceptable to the Vendors, acting reasonably.

          2. vendors having conducted a satisfactory due diligence review of Forest.

          3. execution and delivery by Frank Vetorino, as lessor, and Forest, as lessee, of a "triple net" lease for the premises located at 9550 SW Beaverton Hillside Highway, Beaverton, Oregon, 97005 (the "premises"), in form and substance satisfactory to counsel to both parties (the "Lease"). The initial term of the Lease shall be one (1) year, with an option to renew for one year terms up to a total term of five (5) years. The lessee shall have the right to sublease all or part of the premises with the consent of the lessor. Base rent for the premises shall be $3,500 per month, payable on the first of each month, in advance. Base rent shall be adjusted annually based upon the increase in the CPI for the Portland Metropolitan Statistical Area.

          4. the absence of any material adverse changes in the business of Forest from the date of this letter to the Closing Date.

Closing

8. The transaction contemplated by this letter shall close on a date (the "Closing Date") to be determined by agreement between the parties hereto, which date shall, in any event, occur on or before December 31, 2000 unless extended by agreement between the parties hereto.

Miscellaneous

9. While recognizing that the purchase proposed by this letter of intent is subject to all of the conditions set forth above, the parties hereto agree to use their best efforts to proceed with preparation of a definitive Share Purchase Agreement and the Employment Agreements to be executed on the Closing Date. The parties hereto further agree to proceed with due diligence the satisfaction of the conditions set forth herein and to consummate the transaction.

10. Crows and Frank Vetorino shall use their best efforts to assist Forest in obtaining from all appropriate persons all such approvals and consents in form and term reasonably satisfactory to counsel for Forest, as are necessary or required in order to permit the transactions described herein.

11. All parties hereto agree to bear their own costs associated with this letter, except for the provisions of the foregoing paragraph 5(i).

12. All parties hereto agree that the existence and terms of this letter are confidential and shall not be disclosed to any person or entity until such time as generally disclosed by Forest in consultation with Vendors. Further, while this letter of agreement is in force, both parties agree not to actively pursue competing corporate transactions.

13. This letter may be executed by facsimile and in counterparts, each of which so executed shall be deemed to be an original, and such counterparts shall together constitute one letter of intent.

14. The definitive Share Purchase Agreement and the Employment Agreements and any other agreements to be executed on the Closing Date will be governed by the laws of the State of Oregon.

15. This letter of agreement has been prepared and executed as an aid to negotiation of the Definitive Share Purchase Agreement and the Employment Agreements and, except as otherwise specifically provided herein, it is not intended to constitute a binding agreement upon all parties. It is acknowledged that Vendors and Forest, respectively, have not completed their intended investigations with respect to the matters covered by this letter of intent and still may rescind the definitive Share Purchase Agreement and Employment Agreements. No party hereto will be liable to any other party by the reasons of the terms of, or failure to reach definitive agreements with respect to, the transaction contemplated hereby. Notwithstanding the foregoing nor any other provisions of this letter of agreement, the provisions of the foregoing paragraph4,11, and 12 is intended to be legally binding upon the parties hereto.

If this letter accurately records the terms of our agreement, please execute same in the space below and return an originally signed copy of this letter to our office.

                                                       Yours very truly,
                                                       forestindustry.com, Inc.
                                                       Per:

                                                   /s/ JOE PERRATON
                                                       ---------------------
                                                       Joe Perraton
                                                       President



Accepted this 16th day of August,  2000

by



/s/ FRANK VETORINO
    -----------------
    Frank Vetorino